Exhibit 99.1

California BanCorp Appoints Julie Levenson to Board of Directors

Oakland, Calif., February 8, 2021 – California BanCorp (the “Company”) (Nasdaq: CALB), the parent company of California Bank of Commerce (the “Bank”), today announced that Julie J. Levenson has been appointed to the Board of Directors of the Company and the Bank.

Levenson is a career investment banker and financial adviser. She is a founding partner of La Honda Advisors, a Silicon Valley-based boutique advisory firm that provides M&A and capital markets advice to companies in the technology, consumer and health-tech industries. Previously, she served as a managing director of several investment banking firms, including Cowen and Company, Houlihan Lokey, Bear Stearns & Co. and Merrill Lynch.

“We are pleased to have Julie join us,” said Stephen Cortese, Chairman of the Board of Directors. “As the bank expands its presence throughout Northern California, her familiarity with technology companies and capital markets experience will be tremendously beneficial.”

“It is a privilege to be working alongside the bank’s esteemed executive team and my fellow board members,” said Julie Levenson. “I look forward to leveraging my financial services and advisory background within the board.”

About California BanCorp

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

California BanCorp

Steven E. Shelton, (510) 457-3751

President and Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

Senior Executive Vice President

Chief Financial Officer and

Chief Operating Officer

tsa@bankcbc.com